Filed Pursuant to Rule 424(b)(3)
Registration No. 333-106925-10

SUPPLEMENT
To Prospectus Supplement dated October 29, 2003

$270,800,000 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 2003-36XS

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
Master Servicer

On October 30, 2003, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-36XS (the “Certificates”) were issued in an original aggregate principal amount of approximately $270,800,000.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of October 1, 2003 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and Citibank, N.A., as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates,

Series 2003-36XS

Distribution Date:	10/25/2004
Record Date:	09/30/2004

CONTACT INFORMATION

Depositor	Structured Asset Securities Corporation
745 Seventh Avenue, 7th Floor
New York, NY 10019

Underwriter	Lehman Brothers
745 Seventh Avenue, 7th Floor
New York, NY 10019

Master Servicer	Aurora Loan Services Inc.
2530 South Parker Road, Suite 601
Aurora, CO 80014

Trustee	Citibank, N.A.
388 Greenwich Street, 14th Floor
New York, NY 10013

CONTENTS

Distribution Summary

Distribution Summary (Factors)

Interest Distribution

Principal Distribution

Collateral Summary

Delinquency Information

Credit Enhancement

Other Information

Deal Contact:	Karen Schluter
karen.schluter@citigroup.com
Tel: (212) 816-5827
Fax: (212) 816-5527

Citibank, N.A.
Agency and Trust
388 Greenwich Street, 14th Floor
New York, NY 10013

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates,

Series 2003-36XS

Distribution Date:	10/25/2004
Record Date:	09/30/2004

Distribution Summary

DISTRIBUTION IN DOLLARS

Class (1)	Original Balance (2)	Prior Principal Balance (3)	Pass- Through Rate (4)	Interest Distributed (5)	Principal Distributed (6)	Total Distributed (7)=(5+6)	Deferred Interest (8)	Realized Loss (9)	Current Principal Balance (10)=(3-6+8-9)
A1	98,967,000.00	18,770,086.69	2.040000%	29,781.87	11,928,327.31	11,958,109.18	0.00	0.00	6,841,759.38
A2	31,912,000.00	31,912,000.00	3.420000%	90,949.20	0.00	90,949.20	0.00	0.00	31,912,000.00
A3	26,337,000.00	26,337,000.00	4.020000%	88,228.95	0.00	88,228.95	0.00	0.00	26,337,000.00
A4	61,207,000.00	61,207,000.00	4.970000%	253,498.99	0.00	253,498.99	0.00	0.00	61,207,000.00
A5	32,171,000.00	32,171,000.00	5.700000%	152,812.25	0.00	152,812.25	0.00	0.00	32,171,000.00
M1	11,243,000.00	11,243,000.00	5.680000%	53,216.87	0.00	53,216.87	0.00	0.00	11,243,000.00
M2	4,603,000.00	4,603,000.00	6.020000%	23,091.71	0.00	23,091.71	0.00	0.00	4,603,000.00
M3	4,360,000.00	4,360,000.00	6.200000%	22,526.67	0.00	22,526.67	0.00	0.00	4,360,000.00
P	100.00	100.00	0.000000%	66,137.77	0.00	66,137.77	0.00	0.00	100.00
E	0.00	0.00	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X	47.78	270,700.15	0.000000%	130,748.27	0.00	130,748.27	0.00	0.00	270,700.15
R	0.00	0.00	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
Totals	270,800,147.78	190,873,886.84		910,992.55	11,928,327.31	12,839,319.86	0.00	0.00	178,945,559.53

Notional Classes

AIO	94,780,051.00	43,328,023.00	5.000000%	180,533.43	0.00	180,533.43	0.00	0.00	18,956,009.70

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates,

Series 2003-36XS

Distribution Date:	10/25/2004
Record Date:	09/30/2004

Distribution Summary (Factors)

PER $1,000 OF ORIGINAL BALANCE

Class	CUSIP	Prior Principal Balance (3/2 x 1000)	Interest Distributed (5/2 x 1000)	Principal Distributed (6/2 x 1000)	Total Distributed (7/2 x 1000)	Deferred Interest (8/2 x 1000)	Realized Loss (9/2 x 1000)	Current Principal Balance (10/2 x 1000)
A1	86359BAQ4	189.660055	0.300927	120.528331	120.829258	0.000000	0.000000	69.131725
A2	86359BAR2	1,000.000000	2.850000	0.000000	2.850000	0.000000	0.000000	1,000.000000
A3	86359BAS0	1,000.000000	3.350000	0.000000	3.350000	0.000000	0.000000	1,000.000000
A4	86359BAT8	1,000.000000	4.141667	0.000000	4.141667	0.000000	0.000000	1,000.000000
A5	86359BAU5	1,000.000000	4.750000	0.000000	4.750000	0.000000	0.000000	1,000.000000
M1	86359BAW1	1,000.000000	4.733334	0.000000	4.733334	0.000000	0.000000	1,000.000000
M2	86359BAX9	1,000.000000	5.016665	0.000000	5.016665	0.000000	0.000000	1,000.000000
M3	86359BAY7	1,000.000000	5.166667	0.000000	5.166667	0.000000	0.000000	1,000.000000
P		1,000.000000	661,377.700000	0.000000	661,377.700000	0.000000	0.000000	1,000.000000
AIO	86359BAV3	457.142854	1.904762	0.000000	1.904762	0.000000	0.000000	199.999995

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates,

Series 2003-36XS

Distribution Date:	10/25/2004
Record Date:	09/30/2004

Interest Distribution Detail

DISTRIBUTION IN DOLLARS

Class (1)	Prior Principal Balance (2)	Pass- Through Rate (3)	Optimal Accrued Interest (4)	Prior Unpaid Interest (5)	Non-Recov Interest Shortfall (6)	Interest Due (7)=(4)+(5)-(6)	Deferred Interest (8)	Interest Distributed (9)	Current Unpaid Interest (10)=(7)-(8)-(9)
A1	18,770,086.69	2.040000%	29,781.87	0.00	0.00	29,781.87	0.00	29,781.87	0.00
A2	31,912,000.00	3.420000%	90,949.20	0.00	0.00	90,949.20	0.00	90,949.20	0.00
A3	26,337,000.00	4.020000%	88,228.95	0.00	0.00	88,228.95	0.00	88,228.95	0.00
A4	61,207,000.00	4.970000%	253,498.99	0.00	0.00	253,498.99	0.00	253,498.99	0.00
A5	32,171,000.00	5.700000%	152,812.25	0.00	0.00	152,812.25	0.00	152,812.25	0.00
M1	11,243,000.00	5.680000%	53,216.87	0.00	0.00	53,216.87	0.00	53,216.87	0.00
M2	4,603,000.00	6.020000%	23,091.71	0.00	0.00	23,091.71	0.00	23,091.71	0.00
M3	4,360,000.00	6.200000%	22,526.67	0.00	0.00	22,526.67	0.00	22,526.67	0.00
P	100.00	0.000000%	66,137.77	0.00	0.00	66,137.77	0.00	66,137.77	0.00
E	0.00	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X	270,700.15	0.000000%	130,748.27	0.00	0.00	130,748.27	0.00	130,748.27	0.00
R	0.00	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals	190,873,886.84		910,992.55	0.00	0.00	910,992.55	0.00	910,992.55	0.00

Notional Classes

AIO	43,328,023.00	5.000000%	180,533.43	0.00	0.00	180,533.43	0.00	180,533.43	0.00

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates,

Series 2003-36XS

Distribution Date:	10/25/2004
Record Date:	09/30/2004

Principal Distribution Detail

DISTRIBUTION IN DOLLARS

Class (1)	Original Balance (2)	Prior Principal Balance (3)	Principal Distribution (4)	Accreted Principal (5)	Current Realized Losses (6)	Current Principal Recoveries (7)	Current Principal Balance (8)=(3)-(4)+(5)-(6)+(7)	Cumulative Realized Losses (9)
A1	98,967,000.00	18,770,086.69	11,928,327.31	0.00	0.00	0.00	6,841,759.38	0.00
A2	31,912,000.00	31,912,000.00	0.00	0.00	0.00	0.00	31,912,000.00	0.00
A3	26,337,000.00	26,337,000.00	0.00	0.00	0.00	0.00	26,337,000.00	0.00
A4	61,207,000.00	61,207,000.00	0.00	0.00	0.00	0.00	61,207,000.00	0.00
A5	32,171,000.00	32,171,000.00	0.00	0.00	0.00	0.00	32,171,000.00	0.00
M1	11,243,000.00	11,243,000.00	0.00	0.00	0.00	0.00	11,243,000.00	0.00
M2	4,603,000.00	4,603,000.00	0.00	0.00	0.00	0.00	4,603,000.00	0.00
M3	4,360,000.00	4,360,000.00	0.00	0.00	0.00	0.00	4,360,000.00	0.00
P	100.00	100.00	0.00	0.00	0.00	0.00	100.00	0.00
E	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X	47.78	270,700.15	0.00	0.00	0.00	0.00	270,700.15	0.00
R	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals	270,800,147.78	190,873,886.84	11,928,327.31	0.00	0.00	0.00	178,945,559.53	0.00

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates,

Series 2003-36XS

Distribution Date:	10/25/2004
Record Date:	09/30/2004

Collateral Summary

ASSET CHARACTERISTICS

	Cut-Off	Prior	Current

Aggregate Stated Principal Balance	270,800,147.78	190,873,886.84	178,945,559.53

Loan Count	1,211	885	831

Weighted Average Coupon Rate (WAC)	7.494278%	7.342393%	N/A

Net Weighted Average Coupon Rate (Net WAC)	7.244278%	7.088334%	N/A

Weighted Average Maturity (WAM in months)	340	327	327

AVAILABLE PRINCIPAL

Scheduled Principal	144,367.67
Curtailments	15,455.27
Prepayments in Full	11,639,579.13
Liquidation Principal	128,841.54
Repurchased Principal	0.00
Other Principal	83.70

TOTAL AVAILABLE PRINCIPAL	11,928,327.31

Current Realized Losses	99,948.67
Cumulative Realized Losses	122,655.63

AVAILABLE INTEREST

Scheduled Interest		1,167,892.58

Less:	Servicing Fees	39,765.42
	Insurance Fees	645.55
	Insurance Premium for Classes A5	2,144.73
	Uncompensated PPIS	0.00
	Relief Act Shortfall	0.00
	Other Interest Reductions	0.00

TOTAL AVAILABLE INTEREST		1,125,336.88

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates,

Series 2003-36XS

Distribution Date:	10/25/2004
Record Date:	09/30/2004

Delinquency Information

	Less Than 30 Days	30-59 Days	60-89 Days	90+ Days	Totals
Delinquency

Scheduled Principal Balance		5,703,816.42	388,128.29	507,255.23	6,599,199.94
Percentage of Total Pool Balance		3.1875%	0.2169%	0.2835%	3.6878%
Number of Loans		21	2	2	25
Percentage of Total Loans		2.5271%	0.2407%	0.2407%	3.0084%

Bankruptcy

Scheduled Principal Balance	470,615.01	472,317.87	70,629.28	717,643.52	1,731,205.68
Percentage of Total Pool Balance	0.2630%	0.2639%	0.0395%	0.4010%	0.9674%
Number of Loans	3	3	1	4	11
Percentage of Total Loans	0.3610%	0.3610%	0.1203%	0.4813%	1.3237%

Foreclosure

Scheduled Principal Balance		0.00	900,205.00	5,104,282.19	6,004,487.19
Percentage of Total Pool Balance		0.0000%	0.5031%	2.8524%	3.3555%
Number of Loans		0	4	19	23
Percentage of Total Loans		0.0000%	0.4813%	2.2864%	2.7677%

REO

Scheduled Principal Balance		0.00	0.00	1,343,002.24	1,343,002.24
Percentage of Total Pool Balance		0.0000%	0.0000%	0.7505%	0.7505%
Number of Loans		0	0	6	6
Percentage of Total Loans		0.0000%	0.0000%	0.7220%	0.7220%

Total

Scheduled Principal Balance	470,615.01	6,176,134.29	1,358,962.57	7,672,183.18	15,677,895.05
Percentage of Total Pool Balance	0.2630%	3.4514%	0.7594%	4.2874%	8.7613%
Number of Loans	3	24	7	31	65
Percentage of Total Loans	0.3610%	2.8881%	0.8424%	3.7304%	7.8219%

Principal and Interest Advances		986,998.68

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates,

Series 2003-36XS

Distribution Date:	10/25/2004
Record Date:	09/30/2004

Credit Enhancement

GROUP 1

Required Overcollateralization Amount		270,800.15	0.1000%
Prior Overcollateralization Amount		270,800.15	0.1419%
Overcollateralization Deficiency Amount	0.00
Excess Overcollateralization Amount	0.00

Excess Spread Available for O/C Deficiency	231,949.52

Overcollateralization Increase Amount		0.00
Overcollateralization Reduction Amount		0.00

Current Overcollateralization		270,800.15	0.1000%

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates,

Series 2003-36XS

Distribution Date:	10/25/2004
Record Date:	09/30/2004

Other Information

Current Cap Agreement Amount	0.00
Next Cap Agreement Amount	0.00

Beginning Class X Notional Amount	190,873,886.84
Current Class X Notional Amount	178,945,559.53

Has a Trigger Event Occurred?	No

Current Libor	1.840000%

Net Funds Cap	5.939860%
Any Certificates reflect the application of the Net Funds Cap?	Yes

Purchase Price Premiums	0.00

Basis Risk Reserve Fund Balance	1,000.00